   Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of

June 12, 2019 (the “Effective Date”) by and between Famous Dave's of America, Inc., a
Minnesota corporation (“Seller”) and General Realty CE LLC, a Florida limited liability company (“Buyer”).

In consideration of the Earnest Money, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.

Capitalized Terms and Other Key Terms. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings assigned to such terms as set forth on Exhibit A attached hereto and incorporated herein.

2.	Sale of Property. Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the Property, upon and subject to the terms, conditions, and limitations herein contained.
3.	Purchase Price and Manner of Payment. The Purchase Price shall be payable by Buyer to Seller as follows:

3.1.Earnest Money Deposit.

3.1.1.        Initial Deposit. Within three (3) Business Days following the Effective Date,

Buyer shall deposit the Initial Deposit with the Title Company and such funds shall be held and disbursed pursuant to this Agreement.

Except as otherwise provided herein, the Earnest Money shall be credited against the Purchase Price at the Closing.

3.2.Balance of Purchase Price. The balance of the Purchase Price, as increased or decreased by any and all other adjustments set forth in this Agreement, shall be paid by wire transfer of immediately available funds at the Closing.

3.3.Removal of Personal Property shall not affect the Purchase Price. The Seller may remove any Personal Property prior to the Closing Date and removal of such Personal Property shall not affect the Purchase Price. All Personal Property remaining at Closing shall be defined as Property.

4.	Due Diligence Documents / Inspection.

4.1.Due Diligence Documents. Within five (5) days after the Effective Date, Seller shall deliver to Buyer copies of the Due Diligence Documents as set forth on Exhibit C attached hereto and incorporated herein.

4.2.Inspection Period. Buyer shall have the right, during the Inspection Period, at its sole cost, expense and risk:

4.2.1.To examine and inspect the Property, review the Due Diligence Documents,

to conduct feasibility studies with regard to the ownership and operation of the Property, including, but not limited to, environmental reviews, soil condition testing, the Survey, engineering studies, energy audits, appraisals and any other physical inspections of the Property as determined by the Buyer, and to investigate all physical aspects of the Property, including all systems, components and service contracts in use at the Property, and to review all other due diligence matters related to the Property.Buyer or its representative(s) may enter upon the Property to inspect the same, and may conduct tests and examinations with regard thereto, provided that Buyer’s activities do not unreasonably interfere with the ongoing operation of the Property. Buyer shall promptly restore the Property to substantially the same condition in which it existed immediately prior to any physical tests conducted by or on behalf of Buyer.

4.2.2.To investigate all zoning, code and governmental regulations or requirements in place at the Property, to obtain all land use approvals determined necessary by the Buyer including, but not limited to, rezoning of the Property, vacation of public streets and/or alleyways, and development approval for Buyer’s intended use of the Property (collectively, the “Land Use Approvals”). Buyer shall have the right to invite public officials onto the Property during the Inspection Period. Seller agrees that Seller shall reasonably cooperate with the Buyer in the Buyer’s pursuit of the Land Use Approvals, such cooperation to include, but not be limited to, Seller’s consent and signature to land use, development, rezoning and street vacation applications.

4.2.3.To secure financing for Buyer’s intended use of the Property, including, but not limited to, funding for Environmental Remediation Costs, if necessary, and financing for construction of improvements on the Property (collectively, the “Financing”).

Buyer shall have the right to extend the Inspection Period by three (3) additional periods of thirty (30) days each by providing written notice to Seller five (5) days prior to the expiration of the Inspection Period. Buyer shall deposit an Extension Deposit as defined in Exhibit A with Title Company within five (5) Business Days following each extension.

Seller shall have the right to continue operating Seller’s business on the Property until the day prior to the Closing Date.

Buyer shall have until the last day of the Inspection Period to provide written notice to Seller of Buyer’s intention to terminate this Purchase Agreement for any reason. If Buyer terminates this Purchase Agreement within the Inspection Period, the transactions contemplated herein shall be considered terminated and all Earnest Money including interest earned, if any will be returned to Buyer.

If Buyer does not terminate this Purchase Agreement within the Inspection Period, then Buyer shall deposit the Additional Deposit with Title Company within five (5) Business Days from the last day of the Inspection Period.

5.As-Is, Where-Is. Buyer hereby expressly acknowledges that it has or will have, prior to the end of the Inspection Period, thoroughly inspected and examined the Property to the extent deemed necessary by the Buyer in order to enable the Buyer to evaluate the purchase of the property. Buyer represents that it is a knowledgeable Buyer of developments such as the Property and that it is relying solely on its own expertise and that of Buyer's consultants, and that Buyer will conduct such inspections and investigations of the Property, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same, and, upon closing, shall assume the risk of any adverse matters, including, but not limited to, adverse physical and environmental conditions, that may not have been revealed by Buyer's inspections and investigations. Except as otherwise provided in this Agreement, Buyer further acknowledges and agrees that Buyer is acquiring the Property on an as is, where is and with all faults basis, without representations, warranties or covenants, express or implied, of any kind or nature. Buyer hereby assumes all risk and liability (and agrees that the Seller shall not be liable for any special, direct, indirect, consequential or other damages) resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair, or operation of the Property after the Closing. Notwithstanding the foregoing, Seller shall retain responsibility for, and indemnify Buyer from, any Environmental Remediation Costs that arise from events or circumstances that occurred on the Property prior to the Date of Closing (excluding any events or circumstances caused by Buyer) and of which Buyer provides Seller with written notice during the Seller Indemnity Period.

6.Title Examination.

6.1.Title Commitment and Survey. Within fifteen (15) days after the Effective Date:

6.1.1.Seller shall cause the Title Company to issue the Title Commitment; and

6.1.2.Seller shall deliver to Buyer a copy of the Seller’s most recent ALTA survey for the Property, if any.

6.2.Title Objections. For a period of fifteen (15) days after Buyer’s receipt of the Title Commitment, Buyer shall be allowed to examine the Title Evidence and deliver any objections (“Title Objections”) thereto. For a period of fifteen (15) days after Buyer’s receipt of any update or supplement to the Title Commitment, Buyer shall be allowed to examine the Title Evidence and deliver any objections to any matters not previously disclosed in the Title Commitment. Title Objections not made in writing within the applicable fifteen (15) day period shall be deemed to be waived by Buyer and, therefore, Permitted Encumbrances. Seller shall use diligent efforts to correct any Title Objections within thirty (30) days after receipt of said Title Objections, or such longer period as the parties mutually may agree, and, pending such correction, the parties agree that the Closing Date shall be postponed, if necessary. If the Closing Date has been postponed as a result of Title Objections, within fifteen (15) days after written notice of correction of such Title Objections given by Seller to Buyer, Seller and Buyer shall perform this Agreement according to its terms. If the Title Objections are not cured within such thirty (30) day period above provided (or such longer period as the parties mutually may agree), Buyer will have the option to do any of the following:

6.2.1.terminate this Agreement and obtain the Earnest Money from the Title Company;

6.2.2.withhold from the Purchase Price an amount which, in the reasonable judgment of the Title Company, is sufficient to ensure correction of the uncured Title Objection(s); or

6.2.3.waive the uncured Title Objections and proceed to Closing.

7.Buyer’s Contingencies. The obligations of Buyer under this Agreement are contingent upon each of the following, for the sole benefit of the Buyer:

7.1.Representations, Warranties, and Covenants. The representations, warranties, and covenants of Seller contained in this Agreement must be true as of the Effective Date and on the Closing Date as if made on the Closing Date.

7.2.Title. Title to the Property shall have been found acceptable, or been made acceptable on or before the Closing Date, in accordance with the requirements and terms of Section 6 of this Agreement.

7.3.Access and Inspection. Seller shall have allowed Buyer, and Buyer’s agents, access to the Property during the Inspection Period without charge and at all reasonable times for the purpose of Buyer’s investigation and testing the same in accordance with Section 4 of this Agreement, and Buyer shall have been satisfied in its sole discretion within the Inspection Period with the results of such investigation and testing as provided in Section 4 of this Agreement.

7.4.Document Review. Buyer shall have determined within the Inspection Period, as provided in Section 4 hereof, that Buyer is satisfied with the Due Diligence Documents.

7.5.Land Use Approvals. Buyer shall have obtained within the Inspection Period the Land Use Approvals as provided in Section 4 of this Agreement and all final approvals from all Governmental Authorities necessary, in Buyer’s judgment, to use the Property as Buyer intends. Seller shall, at the request of Buyer, and at no cost to Seller, reasonably cooperate with Buyer in connection with Buyer’s applications for project and development approvals from Governmental Authorities as provided in this Agreement (including, without limitation, joining in the execution of the materials described in this Section) in connection with (i) applications, agreements, amendments, approvals and annexation agreements relating to, among other things, zoning, site plan, planned development, subdivision, protective covenants, utility, street vacation, and other development matters to permit the use and/or development of the Property in accordance with Buyer’s proposed development plans, and (ii) any requirements of any Governmental Authorities relating to the proposed use and/or development of the Property. The Closing of this transaction is subject to and shall not occur until after the Buyer has obtained its Land Use Approvals. The Seller hereby grants to Buyer a reasonable amount of time beyond the expiration of the inspection period to obtain said Land Use Approvals, if necessary, and not to exceed any additional 60 day period.

7.6.Financing. Buyer shall have received within the Inspection Period the Financing as provided in Section 4 of this Agreement under terms acceptable to Buyer to facilitate the development of the Property as intended by the Buyer.

Buyer may terminate this Agreement by written notice to Seller on or before the last day of the applicable periods as specified above. Upon termination of this Agreement for failure to satisfy one of Buyer’s contingencies set forth in this Section 7, neither party will have any further rights or obligations under this Agreement and the Earnest Money shall be returned to Buyer. All the contingencies set forth in this Section 7 are specifically for the benefit of Buyer, and Buyer shall have the right to waive any contingency by written notice to Seller. If Buyer does not terminate this Agreement prior to the expiration of the Inspection Period as allowed by Section 4, all contingencies and conditions described in Section 4 of this Agreement shall be deemed to be waived or accepted by Buyer and the Earnest Money shall be deemed nonrefundable to Buyer and to be Seller’s property except as provided in Sections 6, 14 and 15.2 of this Agreement.

8.

Seller’s Contingency. Seller’s obligations under this Agreement are contingent upon the representations, warranties, and covenants of Buyer contained in this Agreement being true as of the Effective Date and as of the Closing Date.

9.

Closing. The Closing shall occur on the Closing Date. The Closing shall take place at the Title Company’s offices, unless another mutually agreeable location is selected by the Seller and Buyer. Seller agrees to deliver possession of the Property to Buyer on the Closing Date, free and clear of all tenants, leases, maintenance contracts and any occupancy whatsoever.

9.1.Seller’s Closing Documents. Seller shall execute and deliver to Buyer the following documents (collectively, the “Seller’s Closing Documents”), all in form and content reasonably satisfactory to Buyer:

9.1.1.The Deed.

9.1.2.A Bill of Sale conveying any Personal Property to Buyer, free and clear of all encumbrances.

9.1.3.The Closing Statement.

9.1.4.An Assignment of any Due Diligence Documents that are consented to and approved by Buyer, and miscellaneous documents conveying Seller’s interest to Buyer together with the consent of all parties having a right to consent to such Assignment.

9.1.5.A non-foreign affidavit, properly executed, containing such information as is required by Code Section 1445(b)(2) and the regulations promulgated thereunder.

9.1.6.A Designation Agreement designating the “reporting person” for purposes of completing Internal Revenue Service (“IRS”) Form 1099 and, if applicable, IRS Form 8594.

9.1.7.Any executed documents that may be required in the State where the Property is located in order for the Deed to be recorded properly on the Closing Date.

9.1.8.A Certification to Buyer whereby Seller shall certify that the representations and warranties of the Seller set forth in this Agreement are true and correct as of the Closing Date.

9.1.9.Evidence acceptable to Buyer documenting the termination, not later than the Closing Date, of any Leases related to the Real Property.

9.1.10. All other documents determined by Buyer or the Title Company to be necessary to transfer the Property to Buyer free and clear of all encumbrances other than the Permitted Encumbrances.

9.2.Buyer’s Closing Documents. On the Closing Date, Buyer will execute and deliver to Seller the following (collectively, the “Buyer’s Closing Documents”):

9.2.1.The funds representing the remaining portion of the Purchase Price due hereunder, subject to any adjustments and/or prorations required hereunder.

9.2.2.A Designation Agreement designating the “reporting person” for purposes of completing IRS Form 1099 and, if applicable, IRS Form 8594.

9.2.3.The Closing Statement.

9.2.4.All other documents determined by Seller or the Title Company to be necessary to consummate the transaction contemplated by this Agreement.

10.Prorations. Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

10.1. Title Insurance and Closing Fee. Seller will pay all costs of the issuance of the Title Commitment, the fees charged by the Title Company for any escrow required regarding Buyer’s Title Objections, and any premiums required for the issuance of endorsements necessary to cure Title Objections as provided in Section 6 of this Agreement. Buyer will pay all premiums required for the issuance of any lender’s and owner’s Title Policies and any endorsements requested by Buyer. Seller and Buyer will each pay one-half (1/2) of any closing fee or escrow fee imposed by any closing agent or by the Title Company.

10.2. Real Estate Taxes and Special Assessments. All real estate taxes due and payable in the years prior to the year in which the Closing occurs and any and all levied and pending special assessments (regardless of when such assessments are due) shall be paid by Seller at the Closing. Real estate taxes due and payable in the year in which Closing occurs shall be prorated between Buyer and Seller based upon the Closing Date.

10.3. Recording Fees. Seller will pay any recording fees in connection with the release of all mortgages, liens, encumbrances and security interests against the Property that are not being assumed by Buyer. Seller shall also pay any deed tax due in connection with the sale of the Property pursuant to applicable State statutes. Buyer shall pay the recording fee in connection with the recording of the Deed and the recording fees and mortgage registration taxes for any mortgages or other documents related to Buyer’s financing in connection with purchasing the Property.

10.4. Other Costs. All other operating costs of the Property shall be prorated between Seller and Buyer as of the Closing Date so that Seller pays that part of the operating costs payable before the Closing Date, and Buyer pays that part of the operating costs payable from and after the Closing Date.

10.5. Attorneys’ Fees. Each of the parties will pay its own attorneys’ fees, except that a party defaulting under this Agreement or any document referenced in this Agreement will pay the reasonable attorneys’ fees and court costs incurred by the non-defaulting party to enforce its rights hereunder.

11.	Seller’s Covenants During Executory Period. During the Executory Period, Seller covenants to comply with the following conditions:

11.1. Seller shall maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance.

11.2. Without obtaining the Consent of Buyer, Seller shall refrain (i) from creating any mortgage, easement, lien, pledge or any other encumbrance in any way affecting the Property, (ii) from conveying any interest in the Property, and/or (iii) from entering into any other contracts or agreements pertaining to the Property, except contracts or agreements which are consistent with Buyer’s rights hereunder and that may be terminated on or prior to the Closing Date.

11.3. Seller shall refrain from committing any waste or nuisance upon the Property.

11.4. Seller shall not allow any mechanic’s liens to be filed against the Property as a result of labor or materials performed on or provided to the Property.

11.5. Seller shall immediately notify Buyer of any damage, destruction, or malfunction of the Building or any utilities or mechanical systems of any kind relating to or supporting the Property.

11.6. Seller shall, at the request of Buyer, and at no cost to Seller, reasonably cooperate with Buyer in connection with Buyer’s application(s) for project and development approvals from Governmental Authorities as provided in Sections 4 and 6 of this Agreement.

This Section shall survive Closing and delivery of the Deed.

12.	Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Effective Date and the Closing Date as follows:

12.1. Authority; Consents. Seller represents and warrants to and covenants with Buyer that: (i) Seller is duly organized and has received all requisite authority to transact business in the State in which the Property is located; (ii) Seller has the power and authority to enter into this Agreement and all of the Seller’s Closing Documents signed or to be signed by it; (iii) the execution, delivery and performance by Seller of the Seller’s Closing Documents do not conflict with or result in violation of Seller’s organizational documents, any judgment, order or decree of any court or arbiter to which Seller is a party, or any local ordinance, or statute, rule, or law of the State; (iv) upon execution, the Seller’s Closing Documents will be valid and binding obligations of Seller, and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditor’s rights and other similar laws; and (v) the consents of no other parties are required as a condition to the Closing; and (vi) Seller is the sole owner of fee simple marketable title to the Land and improvements contained thereon.

12.2. Unrecorded Agreements. There are no unrecorded agreements, undertakings or restrictions which affect the Property, other than the Leases.

12.3. Leases. Other than the leases identified on Exhibit D attached hereto and incorporated herein, there are no leases or possessory rights of others regarding the Real Property.

12.4. No Default Notice. Seller has not received notice of a default or breach of any agreement related to the Property, and is not aware of any facts that would result in Seller being in default or breach of any such agreement.

12.5. Reports. The Reports delivered or to be delivered to Buyer hereunder are to Seller’s actual knowledge correct and complete and, to Seller’s actual knowledge, do not contain any false information.

12.6. Operations. Seller has received no notice of actual or threatened cancellation or suspension of any utility services at or on the Real Property, nor has Seller received any notice of any violation of any Regulations. Except as disclosed in the Title Commitment, Seller has received no notice of actual or threatened special assessments or reassessments, condemnation, or eminent domain proceedings with respect to the Real Property. All necessary Permits have been obtained, and are in full force and effect, to allow the Property to be used for its current purposes, and to Seller’s actual knowledge, no default exists thereunder.

12.7. Condition. To Seller’s actual knowledge, the Property complies with all Regulations, and all mechanical, electrical, heating, air conditioning, drainage, sewer, water, and plumbing systems are in proper working order in all material respects.

12.8. Environmental Laws. Other than as described in any environmental reports provided to Buyer as part of the Due Diligence Documents, to Seller’s actual knowledge, no Hazardous Substances have been generated, treated, stored, transferred from, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity has been undertaken on the Property that would cause or contribute to the Property becoming a treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of, any Regulations relating to the protection of the environment. To Seller’s actual knowledge, there are no Hazardous Substances in or on the Property that may support a claim or cause of action under any Regulations relating to the protection of the environment. To Seller’s actual knowledge, the Property is not now, and never has been, used as landfill, dump, disposal or storage site for Hazardous Substances.

12.9. FIRPTA. Seller is not a “foreign person,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in Code Section 1445 and the regulations promulgated thereunder.

12.10. No Proceedings. No legal or administrative proceeding is pending or, to Seller’s actual knowledge, threatened (i) against Seller or any of its affiliates which would adversely affect its right to convey the Property to Buyer as contemplated in this Agreement, or (ii) affecting the Property. There are no condemnation or eminent domain proceedings pending or, to Seller’s knowledge, threatened with respect to the Property.

12.11. Additional Interests. There are no property interests or other improvements that are owned by Seller and which are necessary or useful for the use and operation of the

Property that are not being conveyed pursuant to this Agreement.

12.12. Private Sewage Systems; Wells. There are no private sewage systems or wells located on the Property.

12.13. Use of Property. To Seller’s actual knowledge, no methamphetamine production has occurred on the Property.

12.14. Insurance. Seller now has in force liability insurance relating to the Property. Seller has not received any notice from any insurance carrier of any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof. All such insurance policies are in full force and effect and fully paid for.

12.15. Unpaid Labor and Materials. Neither Seller nor any other party is indebted for labor or material that might give rise to the filing of notice of mechanic’s lien against any portion of the Property.

12.16. Development Agreement. Seller has not executed nor is Seller or the Property bound by any development or redevelopment agreement with regard to the Property.

12.17. Proper Notice / No Redemption Rights. There exist no outstanding redemption rights in any third parties with respect to all or any portion of the Property and the Seller has given all proper notices and obtained all requisite approvals necessary to sell and convey the Property to the Buyer pursuant to the terms of this Agreement.

Seller will indemnify the Indemnified Parties, against, and will hold each of the Indemnified Parties harmless from, any expenses or damages, including reasonable attorneys’ fees, that the Indemnified Parties incur because of the breach of any of the above representations and warranties. Consummation of the transaction contemplated by this Agreement by Buyer with knowledge of any such breach by Seller will not constitute a waiver or release by the Indemnified Parties of any claims due to such breach. Each of the foregoing representations and warranties shall be deemed remade as of the Closing Date with respect to the Property and, as so remade, shall survive the Closing Date for duration of Seller Indemnity Period, and any claim arising out of a breach of any representation or warranty in this Agreement or any document referenced in this Agreement not asserted in an action filed and served on or before the expiration of the Seller Indemnity Period shall be barred and deemed waived.

13.Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the

Effective Date and the Closing Date as follows:

13.1. Buyer is duly organized or incorporated under the laws of the State of its formation and has received all requisite authority to transact business in the State in which the Property is located.

13.2. Buyer has the power and authority to enter into this Agreement and all of the Buyer’s Closing Documents signed or to be signed by it.

13.3. Buyer’s execution, delivery and performance this Agreement and of the Buyer’s Closing Documents do not conflict with or result in violation of Buyer’s organizational documents or any judgment, order or decree of any court or arbiter to which Buyer is a party.

13.4. Upon execution, the Buyer’s Closing Documents will be valid and binding obligations of Buyer, and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditor’s rights and other similar laws.

13.5. No consents or approvals from any third parties are required for Buyer to perform its obligations under this Agreement.

14.

Buyer will indemnify the Seller from any expenses or damages, including reasonable attorneys’ fees that the Seller incurs because of the breach of any of the above representations and warranties. Each of the foregoing representations and warranties shall be deemed remade as of the Closing Date with respect to the Property and, as so remade, shall survive the Closing Date for duration of Seller Indemnity Period, and any claim arising out of a breach of any representation or warranty in this Agreement or any document referenced in this Agreement not asserted in an action filed and served on or before the expiration of the Seller Indemnity Period shall be barred and deemed waived.

15.

Casualty; Condemnation. If all or any part of the Property is substantially damaged by fire, casualty, the elements, or any other cause, Seller immediately shall give written notice to Buyer, and Buyer shall have the right to terminate this Agreement by giving written notice within thirty (30) days after Buyer receives written notice from Seller of the same, in which case the Earnest Money shall be returned to Buyer. If Buyer shall fail to give notice of termination, then the parties shall proceed to Closing and Seller shall assign to Buyer all of Seller’s rights to insurance proceeds resulting from such event. If eminent domain proceedings are threatened or commenced against all or any part of the Property, Seller immediately shall give written notice to Buyer, and Buyer shall have the right to terminate this Agreement by giving written notice within thirty (30) days after Buyer receives written notice from Seller of the same, in which case the Earnest Money shall be returned to Buyer. If Buyer shall fail to give notice of termination, then the parties shall proceed to Closing and Seller shall assign to Buyer all of Seller’s rights to appear in and receive any award from such proceedings.

16.	Remedies.

16.1. If Buyer defaults in its obligation to proceed to the Closing in accordance with the terms of this Agreement and fails to cure such default within ten (10) days after being notified in writing thereof, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and to retain the Earnest Money as liquidated damages. The parties agree that in the event of default by Buyer, subject to the expiration of the cure period above, Seller’s damages will be difficult or impractical to ascertain. Accordingly, the parties agree that, in the event of a breach, Seller may be entitled to injunctive and other equitable relief and to attorneys’ fees and costs, without waiving any additional rights or remedies available at law or in equity or by statute.

16.2. If Seller defaults on any of its material obligations under this Agreement and fails to cure such default within ten (10) days after receiving written notice thereof, Buyer shall be entitled to exercise any remedies available to Buyer at law or equity for a default by Seller hereunder including, without limitation (i) the immediate return of the Earnest Money, (ii) to apply for and to receive from a court of competent jurisdiction equitable relief by way of specific performance to enforce Seller’s performance of the terms of this Agreement, and/or (iii) to seek and recover from Seller all of Buyer’s out-of-pocket costs and fees, including without limitation, reasonable attorneys’ fees, accountants’ fees and other consultants’ fees incurred by Buyer in preparing and negotiating this Agreement, obtaining financing commitments, investigating the status, title and condition of the Property, preparing for the Closing, and other similar and reasonable costs and expenses.

16.3. If either party hereto shall bring suit or other legal action against the other to enforce the terms of this Agreement, the losing party shall pay to the prevailing party the prevailing party’s costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in enforcing such prevailing party’s rights under this Agreement.

17.Miscellaneous.

17.1. No Solicitation. From and after the date of this Agreement, and continuing through and until the Closing Date, Seller shall not, and shall cause its members, managers, officers, employees, agents, affiliates and related parties to not, solicit, negotiate, discuss (other than to inform such third party that Seller has entered into an agreement to sell the Property) or enter into any proposal, offer, or agreement in connection with the sale, transfer, or disposition of all or any portion of the Property, from, with, or by or between any third party, other than Buyer.

17.2. Brokers. Buyer and Seller represent to the other that no brokers other than that the Approved Broker have been involved in this transaction. Seller shall be responsible for payment of the Brokerage Commission. Seller and Buyer agree to indemnify and hold harmless one another from and against any and all claims or demands with respect to any brokerage fees or agents’ commissions or other compensation asserted by any person, firm, or company with whom that party has dealt in connection with this Agreement or the transaction contemplated hereby other than the Approved Broker.

17.3. Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

17.4. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.5. Further Acts. Each party hereto agrees to do such further acts and execute, deliver, file and record such further documents and instruments as may be reasonably necessary to effectuate, evidence, and record the transactions contemplated by this Agreement.

17.6. Severability. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, and in such event, the remaining terms of this Agreement shall remain in full force and effect.

17.7. Governing Law; Parties in Interest. This Agreement shall be governed by and be construed in accordance with the laws of the State.

17.8. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or Holiday.

17.9. Time of the Essence. All times, wherever specified herein for the performance by Seller or Buyer of their respective obligations hereunder, are of the essence of this Agreement.

17.10. Assignment. Neither party shall be entitled to assign or convey any interest in this Agreement to any third party, without first obtaining the prior written consent of the other party. Notwithstanding the foregoing, Buyer shall have the right to assign its interest in this Agreement to an entity affiliated with or controlled by Buyer, without the consent of Seller; provided, however, that Buyer shall provide Seller with a copy of any such assignment promptly after it has been executed. The parties’ rights and obligations under this Agreement shall inure to the benefit of and shall be binding on their successors and assigns.

17.11. 1031 Exchange Cooperation. At either party’s request, the other party shall cooperate in effectuating a tax-deferred exchange under section 1031 of the Internal Revenue Code and related regulations; provided, however, that the Closing shall not be delayed and the other party shall incur no greater expense or liability in connection with the transactions contemplated under this Agreement than the other party would have incurred without said exchange. The other party shall execute all documents reasonably requested by the requesting party or any “Qualified Intermediary” as that term is defined by applicable Internal Revenue Service Regulations, to effectuate said exchange.

17.12. Notices. All notices and other communications in respect to this Agreement shall be deemed to have been duly given when given as provided in Exhibit A attached hereto and incorporated herein.

17.13. Complete Agreement. This instrument and any exhibits, schedules or addendums attached hereto contain the entire Agreement of the parties regarding the subject matter hereof, and supersedes all prior negotiations, agreements or understandings, whether oral or in writing. This Agreement may not be changed orally but only by an Agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

17.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Purchase Agreement effective as of the Effective Date.

SELLER:

Famous Dave's of America, Inc.,
a Minnesota corporation

/s/ Paul M. Malazita
By: Paul Malazita
Its: Chief Financial Officer

BUYER:

General Realty CE LLC,

a Florida limited liability company

/s/ Hector R. Viñas
By: Hector R. Viñas
Its: Chief Manager

EXHIBIT A

Key Terms and Definitions

A.Definitions.  For purposes of this Agreement, the following capitalized terms shall have the following meanings:

1.	“Additional Deposit” shall mean Forty Thousand and No/100 Dollars ($40,000.00), inclusive of any Extension Deposits.
2.	“Agreement” shall mean the Purchase Agreement between Seller and Buyer to which this Exhibit is attached.
3.	“Approved Broker” shall mean Seller’s Broker.
4.	“Brokerage Commission” shall mean the amount of ____% of the Purchase Price paid at Closing, and shall be distributed at Closing to Seller’s Broker.
5.	“Building” shall mean, collectively, all buildings and improvements located on the Land.
6.	“Business Day” means a calendar day other than a Saturday, a Sunday or a Holiday (as defined herein).
7.	“Buyer” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
8.	“Buyer’s Broker” shall mean [none].
9.	“Buyer’s Closing Documents” shall have the meaning assigned to such term in Section 9.2 of the Agreement.
10.	“Closing” shall mean the closing of the purchase and sale of the Property contemplated by this Agreement.
11.	“Closing Date” shall mean the date thirty (30) days after the expiration or waiver of the Inspection Period.
12.

“Closing Statement” means a closing statement prepared by the Title Company to be executed by Seller, Buyer, and the Title Company at the Closing that accurately describes the economic terms of transaction described this Agreement

13.	“Code” shall mean the Internal Revenue Code of 1986, as amended.
14.	“Consent” means the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion unless otherwise stated in this Agreement.
15.	“Contracts” shall mean all service and maintenance contracts, equipment leases, and other contracts relating to the Property.
16.	“Deed” shall mean a Warranty Deed conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances, at the Closing.

17.	“Due Diligence Documents” shall mean the documents listed on the attached Exhibit C and any revisions or amendments thereto.
18.	“Earnest Money” shall mean the Initial Deposit, the Extension Deposits (if any), and the Additional Deposit.
19.	“Effective Date” shall be as defined in the opening paragraph of this Agreement.
20.	“Environmental Remediation Costs” shall mean the costs associated with remediating any environmental contamination at the Property.
21.	“Executory Period” shall mean the period of time from the Effective Date through and including the Closing Date.
22.

“Extension Deposit(s)” shall mean deposits of Five Thousand and No/100 Dollars ($5,000.00) each, in connection with extending the Inspection Period as defined herein, which amounts shall be included as part of the Additional Deposit and applied to the Purchase Price at the Closing.

23.	“Financing” shall have the meaning assigned to such term in Section 4.2.3 of this Agreement.
24.	“Governmental Authority” means any state, federal, local, municipal or other governmental authority, agency, or licensing authority of any kind having jurisdiction over the Property or Seller.
25.

“Hazardous Substances” shall mean toxic or hazardous substances or wastes, pollutants or contaminants including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in any state, local or federal Regulations relating to the protection of the environment.

26.

“Holiday” means New Year's Day, January 1; Martin Luther King's Birthday, the third Monday in January; Washington's and Lincoln's Birthday, the third Monday in February; Memorial Day, the last Monday in May; Independence Day, July 4; Labor Day, the first Monday in September; Christopher Columbus Day, the second Monday in October; Veterans Day, November 11; Thanksgiving Day, the fourth Thursday in November; and Christmas Day, December 25; provided, when New Year's Day, Independence Day, Veterans Day or Christmas Day falls on Sunday, the following day shall be a Holiday and, provided, when New Year's Day, Independence Day, Veterans Day, or Christmas Day falls on Saturday, the preceding day shall be a Holiday.

27.	“Indemnified Parties” means collectively, Buyer, its officers, directors, members, partners, governors, managers, and employees and their respective successors and assigns.
28.	“Initial Deposit” means Ten Thousand and No/100 Dollars ($10,000.00).
29.	“Inspection Period” shall mean a period of ninety (90) days from and after the Effective Date.
30.	“Land” shall mean the real property located at 3211 Northdale Boulevard, Coon Rapids, Minnesota 55448, further described on Exhibit B to this Agreement.
31.	“Land Use Approvals” shall have the meaning assigned to such term in Section 4.2.2 hereof. 15

32.	“Leases” shall mean the Leases identified on Exhibit D attached hereto and incorporated herein.
33.	“Permits” shall mean all permits, licenses, and trade names relating to the Property.
34.

“Permitted Encumbrances” means any defects or encumbrances on the Real Property to which Buyer does not submit a written Title Objection within the time allowed by Section 6.2 of this Agreement, or any defect or encumbrance that is waived by Buyer in accordance with the terms of this Agreement.

35.

“Personal Property” shall mean all fixtures, equipment, tools, supplies, and other tangible personal property owned by Seller and presently affixed to and/or located at or on the Real Property, and which is used exclusively in connection with the management, operation, or repair of the Real Property, or replacements of those items as permitted under this Agreement.

36.	“Property” shall mean collectively the Real Property, the Personal Property, the Contracts, the Permits, and the Warranties.
37.	“Purchase Price” means Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000.00), as the same may be adjusted pursuant to the terms and conditions of this Agreement.
38.	“Real Property” shall mean collectively the Land, any improvements located thereon, the Building, and all easements and rights benefiting or appurtenant to the Land and the Building.
39.

“Records” shall mean all business records, including management, leasing, real estate taxes, assessments, insurance, rents, maintenance, repairs, capital improvements and services relating to the Property.

40.	“Regulations” means the rules and regulations applicable to the Property or Seller of any Governmental Authority having jurisdiction.
41.

“Reports” means all feasibility studies, soil reports, environmental reports, permits, licenses, service contracts, title policies, surveys, and other appraisals, inspections, tests, reports, studies or information in the possession or reasonable control of Seller with respect to the Property.

42.	“Rent Roll” shall mean the rent roll attached hereto as Exhibit D.
43.	“Seller” shall have the meaning assigned to such term in the opening paragraph of this Agreement.
44.	“Seller’s Closing Documents” shall have the meaning assigned to such term in Section 9.1 of the Agreement.
45.	“Seller’s Broker” shall mean Cambridge Commercial Realty (Harrison J. Grones, Associate Salesman).
46.	“Seller Indemnity Period” shall mean a period of two (2) years from and after the Closing Date.
47.	“State” shall mean the State of Minnesota.
48.	“Survey” means an ALTA/NSPS Land Title Survey of the Real Property prepared by a licensed land surveyor selected by Buyer in its sole discretion.

49.

“Title Commitment” means a commitment for an ALTA Owner’s Policy of Title Insurance insuring fee simple title to the Real Property in the amount of the Purchase Price, which shall commit the Title Company to insure fee simple title to the Real Property subject only to the Permitted Encumbrances.

50.	“Title Company” shall mean Commercial Partners Title, LLC, 200 S. Sixth Street #1300, Minneapolis, MN 55402.
51.	“Title Evidence” shall mean the Title Commitment and the Survey, together.
52.	“Title Objections” shall have the meaning assigned to such term in Section 6.2 of this Agreement.
53.	“Warranties” shall mean all warranties and guaranties relating to the Property.

B.Notices. Except as otherwise provided in this Agreement, all notices, demands, consents, approvals or other communications required or permitted under this Agreement shall be in writing and shall be sent to such party at the address set forth below or to a different address as the same may be provided in accordance with this Section by a party from time to time. Notice shall be deemed to have been given when personally delivered, when sent by electronic mail (provided no notice of failed delivery is received by the sender), the next Business Day after timely deposit with a reliable overnight or next Business Day service for delivery on such next Business Day with all fees paid by the sender, or upon actual receipt if transmitted by any other means.

If to Seller:Famous Dave's of America, Inc.

Attention: Michael Medved, Corporate Counsel

12701 Whitewater Drive, Suite 290

Minnetonka, MN

Email Address: Michael.Medved@famousdaves.com

If to Buyer:General Realty CE LLC

Attention: Hector R. Viñas

2760 N University Dr

Hollywood, FL 33024

Email Address: hector.vinas@onecorpglobal.com

With a copy to:Hellmuth & Johnson

Attention: Michael D. Klemm

8050 W. 78th Street

Edina, MN 55439

Email Address: mklemm@hjlawfirm.com

EXHIBIT B

Legal Description

Lot 3, Block 1, Riverdale Village 4th Addition, Anoka County, Minnesota

FINAL LEGAL DESCRIPTION TO BE CONFIRMED UPON BUYER’S REVIEW AND APPROVAL OF THE TITLE COMMITMENT AND SURVEY

Property Address: 3211 Northdale Boulevard, Coon Rapids, Minnesota 55448 Property Identification Number: 04-31-24-33-0023

EXHIBIT C

Due Diligence Documents

Copies of the following in Seller’s possession or control and related to the Property:

1.	Copies of real estate tax bills and special assessments (if any), and payment status for the preceding two (2) full calendar years;
2.	Statements of any and all expenses related to the Property for the preceding three (3) full calendar years;
3.	Copies of all outstanding existing lease agreements, third-party service contracts, property management agreements, and other agreements affecting the Property, including any assignable warranties;
4.	All studies and reports in the possession of Seller relating to environmental status, soil tests, and any other information regarding the environmental and soil conditions;
5.	A copy of the current Certificate of Occupancy issued for the Property;
6.	Copies of all written citations from any governmental entities including those pertaining to any uncured violations of any applicable laws and codes or compliance with the same;
7.	All architectural plans, studies and specifications for the current improvements on the Property;
8.	All site plans, construction documents, engineer reports, and property assessments performed to date;
9.

A listing of all equipment and other personal property owned by Seller located upon the Property and to be conveyed to Buyer at closing (if any) with a representation of ownership free of liens or other encumbrances;

10.	Existing surveys of the Property;
11.	Copies of Seller’s owner’s policy of title insurance and any exception documents;
12.	All certificates of insurance relating to the Property and claims made in the last three years;
13.	All association documents and documents relating to covenants, conditions and restrictions of record affecting the Property; and
14.	Any other information and records regarding the operation of the Property that reasonably may be requested by Buyer.

EXHIBIT D

Leases